EXHIBIT 4.4


                              CHS ELECTRONICS, INC.
                              2000 N.W. 84th Avenue
                                 Miami, FL 33122

                                  June 15, 1999

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, NY  11788-7000
Attn:    Charles P. McWade
         Senior Vice President/
           Business Development

Gentlemen:

         This letter supplements and amends the terms of the Debenture Purchase Agreement (the "Purchase Agreement") between us dated May 26, 1999, and the Debentures and the Warrants issued to you ("CA") by CHS Electronics, Inc. ("CHS") pursuant to such Purchase Agreement. All capitalized terms used herein, and not otherwise defined, shall have the meanings assigned to them in the Debentures. We have agreed as follows:

         1. The Applicable Rate on the Debentures is the six month London Interbank Offered Rate (LIBOR), as published in THE WALL STREET JOURNAL from time to time, plus 2%. The rate will adjust semi-annually, on June 1 and December 1 of each year, commencing December 1, 1999. The initial rate is 7.17938%. The Applicable Rate for each six month period will be based on the LIBOR rate in effect on the first business day of each such period.

         2. The default rate of interest, set forth in Section 8(c) of the Debentures, shall be the "prime rate" announced from time to time by Chase Manhattan Bank, N.A., plus 3%.

         3. Section 8(a)(vi) of the Debentures is amended to provide that the Company will not be considered in default of the Debentures unless a holder of Material Indebtedness of the Company actually accelerates the maturity of any such Material Indebtedness. Accordingly, subsection (B) of Section 8(a)(vi) is deleted in its entirety.

         4. For purposes of Section 3(d)(v) of the Debentures, no adjustment to reduce the Conversion Price shall be made by reason of sales of Common Stock by the Company pursuant to its Employee Stock Purchase Program, so long as such sales comply with all terms of such program, including without limitation, the requirement that shares be sold at no less than 85% of their market price (hereinafter "Permitted Program Sales"). No adjustment shall be made in the exercise price of the Warrants, pursuant to Section 5.1(b) thereof, by reason of Permitted Program Sales.

         5. Section 6(e)(iii) of the Debentures is amended to read as follows:

            (iii) other Indebtedness permitted by the Indenture;


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Computer Associates International, Inc.
June 15, 1999
Page 2

         6. The definition of "Permitted Liens" in the Debenture is amended by adding a new subsection (xix), which reads as follows:

                           (xix) Liens securing (A) Indebtedness Incurred under, and permitted by, Section 4.8(a)(viii) of the Indenture; and (B) Indebtedness which is Incurred to refinance secured Indebtedness as permitted by subsection (iv) of the second paragraph of
                                    Section 4.10 of the Indenture.

         7. CHS will file a registration statement with respect to the CHS shares to be acquired by CA upon conversion of the Debentures and exercise of the Warrants on or prior to August 31, 1999 and will use its reasonable best efforts to cause such registration statement to be effective as soon as possible thereafter. This will enable CHS to file such registration statement with its June 30, 1999 financial statements, which are expected to be reviewed and available by August 15, 1999.

         The terms of this letter supersede any contrary terms in the Purchase Agreement, the Debentures and the Warrants. This letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This letter shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of this letter. If the foregoing correctly sets forth the terms of our agreement, please sign this letter on the line provided below, whereupon it will constitute a binding agreement between us.

                                  Sincerely yours,

                                  CHS ELECTRONICS, INC.

                                  By:  /S/ ANTONIO BOCCALANDRO
                                       ---------------------------------------
                                        Antonio Boccalandro, Chief Officer --
                                        Mergers and Acquisitions

ACCEPTED AND AGREED:

COMPUTER ASSOCIATES INTERNATIONAL, INC.

By:   /S/ CHARLES P. MCWADE
      ---------------------------------------------
          Charles P. McWade
          Senior Vice President/Business Development

Date:    JUNE 15, 1999